Exhibit 15

November 10, 2003

The Board of Directors
Credit Suisse First Boston (USA), Inc.
New York, New York

Re: Registration statements No. 333-86720, 333-71850, 333-62422, 333-07657, 333-34149, 333-53499, 333-73405 and 333-30928

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 27, 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG New York, New York